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                                                                    EXHIBIT 23.9

                    Independent Auditors' Consent

The Board of Directors
Telesp Celular Participacoes S.A.:

We consent to the inclusion in an exhibit to this Amendment no. 1 to the Registration Statement on Form F-4 of Telesp Celular Participacoes S.A ("TCP") of our Accounting Valuation report, which was prepared under Brazilian GAAP, dated October 24, 2003, with respect to the shareholders' equity and outstanding shares per lot of thousand shares (less shares held in treasury) of Tele Centro Oeste Celular Participacoes S.A. as of June 30, 2003 and to the references to our firm in such exhibit.

/s/ KPMG Auditores Independentes

Sao Paulo, SP - Brazil

December 16, 2003.